TO:       Our Institutional Shareholders

FROM:     Bruce Smith

SUBJECT:  March 28 Letter from the Flannery Group

DATE:     April 3, 1996


You may recently have received another letter from the Flannery Group dated March 28, 1996, which found fault with the recommendation from Institutional Shareholder Services, Inc. (ISS). ISS recommended that its clients support Tesoro management in the consent solicitation initiated by the Flannery Group. Although the ISS recommendation speaks for itself, we would like to respond to certain statements which were made in Mr. Flannery's letter.

First, the letter claimed that ISS "has merely accepted at face value Tesoro Management's oft-repeated promise that 'we will do better in the future.'"

     ISS spent considerable time with representatives from both sides and thoroughly reviewed the issues that have been debated. The Flannery Group had the opportunity to correct any misstatements of fact before the final draft was issued; however, it did not respond to the ISS request to correct any factual misstatements.

Second, the letter stated, "Regarding Mr. Burke's severance payment of $4.25 million... We are unable to see how the company was obligated to pay the amount under this agreement," and Mr. Flannery offered to share this agreement with everyone.

     This document has been publicly available to everyone since it has been on file with the SEC. There is no question that Tesoro was legally obligated to pay a cash termination payment of approximately $2.5 million. The remainder represents gain from the exercise of options granted to Mr. Burke on the date he was hired as an incentive to increase Tesoro's stock price.

And third, the letter claims that "then-Chairman of the Executive Committee Steven Grapstein told us: Mr. Smith held out for $130 million (including approximately $30 million in receivables from Tennessee Gas, then covered by a court-ordered bond), whereas Tennessee Gas had offered to settle for 'only' $100 million."

     Tesoro and Tennessee Gas had proceeded far enough into negotiation of a settlement to enter into the documentation phase. There was no "hold out." Both parties agreed in principle to an amount which was subject to various approvals and final documentation which never was obtained due to Tennessee Gas' decision to suspend negotiations. And as a point of fact, Mr. Grapstein was never chairman of the Executive Committee.

We welcome your questions and comments with regard to these or any other issues. Please call Tesoro's Investor Relations Department at 800/837-6768.

                                   Sincerely,



                                   Bruce A. Smith